Exhibit 99.2
[Nurix logo]
Nurix Therapeutics Outlines 2024 Strategic Priorities with Advancement of Targeted Protein Modulation Pipeline in Cancer and Autoimmune Diseases
Positive Phase 1 data presented at American Society of Hematology supports prioritizing the acceleration of enrollment of NX-5948 in leukemia and lymphoma

Strategic collaborations in small molecule, targeted protein degradation with Gilead and Sanofi, and degrader antibody conjugates with Pfizer generate significant non-dilutive cash flow and build future pipeline

Nurix plans to expand therapeutic area focus in autoimmune and inflammatory diseases

San Francisco, CA, January 8, 2024 — Nurix Therapeutics, Inc. (Nasdaq: NRIX), a clinical-stage biopharmaceutical company developing targeted protein modulation drugs designed to treat patients with cancer and inflammatory diseases, today outlined key objectives and anticipated milestones for 2024 and provided an overview of recent progress in a presentation at the 42nd Annual J.P. Morgan Healthcare Conference.

“In 2023, Nurix strengthened its leadership position in the targeted protein modulation field with significant accomplishments in several key areas of our business,” said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. “We recently presented impressive clinical responses from our NX-5948 clinical trial in leukemia and lymphomas and have implemented plans to accelerate enrollment with dozens of new clinical trial sites in the United States, the United Kingdom, and Europe in 2024. We expanded our pipeline through strategic collaborations, including the addition of a new class of medicines with our first of its kind collaboration with Seagen, now Pfizer, to develop Degrader-Antibody Conjugates for use in cancer. We also made substantial progress in our existing collaborations, as exemplified by Gilead exercising its option to exclusively license Nurix’s investigational targeted IRAK4 protein degrader molecule for rheumatoid arthritis and other inflammatory diseases. Notably, our strategic collaborations generated meaningful non-dilutive funding in 2023, which positions us well financially to progress and expand our pipeline through important milestones in 2024 and beyond.”

2023 Accomplishments and Business Highlights
Clinical Stage Pipeline
•Advanced our wholly owned Bruton’s tyrosine kinase (BTK) degrader programs and presented positive clinical data at oncology-focused medical meetings throughout 2023. Most recently, positive data were presented from Nurix’s novel BTK degrader programs, NX-5948 and NX-2127, at the 65th American Society of Hematology (ASH) Annual Meeting. A webcast of Nurix’s ASH presentation is available in the Investors section of the Nurix website under Events and Presentations.
oNX-5948: is an orally bioavailable degrader of BTK. Nurix is evaluating daily oral dosing of NX-5948 in a Phase 1a/1b clinical trial in patients with relapsed or refractory B-cell malignancies. At the ASH meeting, Nurix reported data from the dose escalation stage of the trial demonstrating dose-dependent pharmacokinetics

(PK), resulting in rapid, robust, and sustained BTK degradation in all patients treated. NX-5948 was well-tolerated across all doses tested from 50 to 450 mg daily. Preliminary efficacy data demonstrated clinical benefit in six of seven patients with chronic lymphocytic leukemia (CLL) at doses ranging from 50 to 200 mg. In non-Hodgkin lymphoma (NHL) patients treated with doses from 50 to 450 mg, durable responses were seen across indications with almost half the patients continuing to receive treatment as of the data cut-off date. Dose escalation in the NX-5948 trial continues across all indications and the study is actively enrolling patients in the United States, the United Kingdom, and the Netherlands. Additional information on the ongoing clinical trial can be accessed at www.clinicaltrials.gov (NCT05131022).
oNX-2127: is a novel orally bioavailable bifunctional molecule that degrades BTK and cereblon neosubstrates Ikaros (IKZF1) and Aiolos (IKZF3). At the ASH meeting, Nurix reported data from its Phase 1a dose escalation and Phase 1b dose expansion cohorts in CLL, mantle cell lymphoma (MCL) and diffuse large B-cell lymphoma (DLBCL). NX-2127 exhibited dose-dependent PK, leading to robust and sustained degradation of BTK and biologically relevant degradation of Ikaros. Treatment with NX-2127 resulted in encouraging rapid and durable responses in the heavily pre-treated patient population including patients with BTK inhibitor resistance mutations. Durable complete responses (CR) were reported in two patients with MCL and DLBCL which remained ongoing for over one year. In patients with CLL, the data demonstrated an improved overall response rate (ORR) of 41% compared to 33% ORR presented at ASH 2022. NX-2127 had a manageable safety profile that was consistent with previous reports for BTK-targeted and immunomodulatory therapies. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT04830137).
•Expanded Phase 1a dose escalation trial of NX-1607 to include a combination therapy arm with Paclitaxel. Nurix’s lead drug candidate from its E3 ligase inhibitor portfolio, NX-1607, is an orally bioavailable inhibitor of Casitas B-lineage lymphoma proto-oncogene (CBL-B) for immuno-oncology indications including a range of solid tumor types. Nurix is evaluating NX-1607 in an ongoing Phase 1a dose escalation trial in monotherapy and in a combination cohort with paclitaxel in adults in a range of oncology indications at multiple clinical sites in the United Kingdom and United States. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT05107674).

Research and Corporate
•Advanced internal and collaboration preclinical pipeline from productive DELigase drug discovery platform
oEntered into a strategic collaboration with Seagen (now part of Pfizer) to develop a portfolio of Degrader-Antibody Conjugates (DACs). DACs are antibodies that deliver a targeted protein degrader payload to selectively kill cancer cells. Nurix received a $60 million upfront payment and has the potential to receive approximately $3.4 billion in milestone payments plus future royalties. Nurix also retains an option for U.S. profit sharing and co-promotion on two products arising from the collaboration.

oAdvanced Sanofi and Gilead collaborations and achieved major milestone in Gilead collaboration with the licensing of NX-0479, an oral IRAK4 degrader. Nurix advanced its ongoing strategic collaborations with both Sanofi and Gilead, earning $74 million in preclinical milestones and licensing fees through fiscal Q3 2023. In March, Gilead exercised its option to exclusively license Nurix’s oral IRAK4 degrader, which has potential applications in the treatment of rheumatoid arthritis and other inflammatory diseases. GS-6791/NX-0479 is the first development candidate resulting from the 2019 Nurix-Gilead collaboration to discover, develop and commercialize a pipeline of innovative targeted protein degradation therapies. Nurix received a $20 million license fee and could potentially receive up to an additional $425 million in clinical, regulatory and commercial milestone payments, as well as up to low double-digit tiered royalties on product net sales.
•Maintained strong balance sheet with $329M including funds as of August 31, 2023 and $60 million upfront received from Seagen (now part of Pfizer) in the fourth quarter of 2023. Based on our current operating plan Nurix has cash runway into the second half of 2025.

2024 Goals and Catalysts
•Clinical updates to Nurix’s three wholly clinical stage programs as described below:
oNX-5948: Nurix is evaluating NX-5948 in an ongoing Phase 1 clinical trial in adults with relapsed or refractory B cell malignancies and expects to define doses for Phase 1b cohort expansion in CLL and NHL and to present additional clinical data with higher dose levels and longer treatment duration. The company plans to accelerate Phase 1 clinical trial enrollment to enable pivotal trials. In addition, Nurix expects to complete ongoing preclinical studies that can enable an investigational new drug (IND) application for NX-5948 in autoimmune indications.
oNX-2127: Nurix expects to resolve the partial clinical hold on the Phase 1 clinical trial to enable the introduction of newly manufactured drug product into the ongoing Phase 1 clinical trial.
oNX-1607: Nurix expects to present data from the Phase 1a stage of the monotherapy and paclitaxel combination cohorts in its clinical trial of NX-1607 in a range of oncology indications, and to define plans and dose(s) for Phase 1b cohort expansion.
Research and Corporate
•Nurix expects to nominate a new targeted protein degrader development candidate.
•Nurix plans to present and publish preclinical work on its wholly owned programs throughout 2024 at appropriate scientific and medical meetings.
•Research milestones: Nurix expects to achieve multiple research collaboration milestones throughout 2024 from its existing collaborations with Gilead, Sanofi, and Pfizer.
•Business Development: Nurix will continue to prioritize the formation of new drug discovery and development collaborations to further advance and fund its pipeline.

About Nurix
Nurix Therapeutics is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of innovative medicines based on the modulation of cellular protein levels as a novel treatment approach for cancer and other challenging diseases including inflammatory conditions. Leveraging extensive expertise in E3 ligases together with proprietary DNA-encoded libraries, Nurix has built DELigase, an integrated discovery platform, to identify and advance novel drug candidates targeting E3 ligases, a broad class of enzymes that can modulate proteins within the cell. Nurix’s drug discovery approach is to either harness or inhibit the natural function of E3 ligases within the ubiquitin-proteasome system to selectively decrease or increase cellular protein levels. Nurix’s wholly owned, clinical stage pipeline includes targeted protein degraders of Bruton’s tyrosine kinase, a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B, an E3 ligase that regulates activation of multiple immune cell types including T cell and NK cells. Nurix is headquartered in San Francisco, California. For additional information visit http://www.nurixtx.com.

Forward Looking Statements
This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Nurix, may identify forward-looking statements. All statements that reflect Nurix’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding: Nurix’s future plans, prospects and strategies, including its plans to expand into therapeutics areas such as autoimmune and inflammatory disease, its plans to accelerate enrollment in the NX-5948 clinical trials, and its plans to pursue an IND application for NX-5948 in autoimmune indications; Nurix’s future financial or business performance; Nurix’s current and prospective drug candidates; the planned timing and conduct of the clinical trials for Nurix’s drug candidates; the planned timing for the provision of updates and findings from Nurix’s preclinical and clinical studies; the tolerability, safety profile, therapeutic potential and other advantages of Nurix’s drug candidates; the therapeutic potential of Degrader-Antibody Conjugates; the potential benefits of Nurix’s collaborations, including potential milestone and sales-related payments; the extent to which Nurix’s scientific approach, Nurix’s DELigase™ platform and Degrader-Antibody Conjugates may potentially address a broad range of diseases; and Nurix’s ability to fund it operating activities into the second quarter of 2025. Forward-looking statements reflect Nurix’s current beliefs, expectations, and assumptions regarding the future of Nurix’s business, its future plans and strategies, its preclinical and clinical results, future conditions and other factors Nurix believes are appropriate in the circumstances. Although Nurix believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Nurix can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Nurix’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to:  (i) risks and uncertainties related to Nurix’s ability to advance its drug candidates, obtain regulatory approval of and ultimately commercialize its drug candidates, including the risk that Nurix may not be able to adequately address the FDA’s concerns with respect to the NX-2127 clinical trial; (ii) risks and uncertainties related to the timing and results of preclinical studies and clinical trials; (iii) risks and uncertainties related to Nurix’s ability to fund development activities and achieve development goals; (iv) uncertainties related to the timing and receipt of payments from Nurix’s collaboration partners, including milestone payments and royalties on future potential product sales; (v) the impact of macroeconomic conditions and global or regional events on Nurix’s business, clinical trials, financial condition, liquidity and results of operations; (vi) risks and uncertainties related to Nurix’s ability to protect intellectual property and (vii) other risks and uncertainties described under the heading “Risk Factors” in Nurix’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2023, and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Nurix on its website or otherwise. Nurix disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Contacts:
Investors
Silinda Neou
Nurix Therapeutics
ir@nurixtx.com

Elizabeth Wolffe, Ph.D.
Wheelhouse Life Science Advisors
lwolffe@wheelhouselsa.com

Media
Aljanae Reynolds
Wheelhouse Life Science Advisors
areynolds@wheelhouselsa.com

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